UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
May 21, 2021
Date of Report (date of earliest event reported)
XPEL, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-38858	20-1117381
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

618 W. Sunset Road	78216
San Antonio	Texas
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (210) 678-3700
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XPEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

On May 21, 2021, XPEL, Inc. (XPEL) entered into a Loan Agreement with Texas Partners Bank. The Loan Agreement provides for a $57 million revolving line of credit which bears interest on borrowed amounts at the Wall Street Journal U.S. Prime Rate less 0.75% per annum if XPEL’s debt to EBITDA ratio (as defined in the Loan Agreement) is equal to or less than 2.00 : 1.00 or the Wall Street Journal U.S. Prime Rate less 0.25% if XPEL’s debt to EBITDA ratio is greater than 2.00 : 1.00. The line of credit is subject to a fee of 0.25% on the unfunded line of credit capacity, and it is secured by substantially all of XPEL’s consolidated assets. Payments on accrued and unpaid interest on this line of credit are due monthly beginning on July 5, 2021. The line of credit matures on July 5, 2024.

The Loan Agreement contains customary covenants relating to maintaining legal existence and good standing, complying with applicable laws, delivery of financial statements, payment of taxes and maintaining insurance. The Loan Agreement contains two financial covenants. XPEL must maintain:

1.Senior Funded Debt divided by EBITDA at or below 3.50 : 1.00 when tested at the end of each fiscal quarter on a rolling four-quarter basis, and
2.A minimum Debt Service Coverage Ratio of 1.25 : 1.00 at the end of each fiscal quarter when measured on a rolling four-quarter basis.

Under the Loan Agreement:

“Debt Service Coverage Ratio” is defined as EBITDA divided by (current maturities of long-term debt plus interest expense).

“EBITDA” means XPEL’s consolidated earnings before interest, taxes, depreciation and amortization plus (a) the following to the extent deducted in calculating such earnings (without duplication): (i) costs, fees and expenses (collectively, “Expenses”) incurred during such period in connection with (A) any equity issuance, repurchase or redemption in an aggregate amount not to exceed $1,000,000 in any fiscal year, (B) entering into the Loan Agreement and the transactions contemplated thereby in an aggregate amount not to exceed $250,000 and (C) acquisitions (whether consummated or not) in an aggregate amount not to exceed $2,000,000 per fiscal year (for purposes of clarity, specifically excluding reorganization, restructuring, cost saving, operating expense reduction, facility closure, and business or synergy optimization expenses), (ii) non-cash charges and losses (including without limitation stock based compensation); minus (b) to the extent reflected as a gain or otherwise included in the calculation of such earnings (without duplication), non-cash gains.

“Senior Funded Debt” means all of XPEL’s funded debt that is not expressly subordinate to indebtedness to the lender.

The description of the Loan Agreement provided herein is qualified by reference to the Loan Agreement, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

The Loan Agreement contains representations and warranties by each of the parties to the Loan Agreement, which were made only for purposes of the Loan Agreement and as of specified dates. The representations, warranties and covenants in the Loan Agreement were made solely for the benefit of the parties to the Loan Agreement, are subject to limitations agreed upon by such parties, including being qualified by schedules, may have been made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and are subject to standards of materiality applicable to the parties that may differ from those applicable to others. Others should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of XPEL or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Loan Agreement, which subsequent information may or may not be fully reflected in XPEL’s public disclosures.

Item 1.02 Termination of a Material Definitive Agreement.

On May 11, 2020, XPEL borrowed $6,000,000 pursuant to a 36-month term-loan with Texas Partners Bank. The outstanding balance of $4,242,782 under this loan was repaid in full with cash on hand and the loan was terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

See Item 1.01

  Item 9.01. Financial Statements and Exhibits

    (d) Exhibits

The following exhibit is to be filed as part of this Form 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT
10.1	Loan Agreement Dated May 21, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XPEL, Inc.

Dated: May 21, 2021	By: /s/ Barry R. Wood
Barry R. Wood
Senior Vice President and Chief Financial Officer